                                                                      EXHIBIT 99



NEWS RELEASE                                                    [WILLIAMS LOGO]

NYSE:WCG


================================================================================


Date:       Feb. 7, 2000


Contact:    Gil Broyles (Media)                   David Cordeiro (Investors)
            Williams Communications               Williams Communications
              Group, Inc.                           Group, Inc.
            (918) 573-4740                        (918) 573-3142
            gil.broyles@williams.com              david.cordeiro@williams.com

           WILLIAMS COMMUNICATIONS REPORTS FOURTH QUARTER 1999 RESULTS
  Strong Demand for Network Services Helps Establish New Company Revenue Marks
                    Both for the Fourth Quarter and Full Year

          TULSA, Okla. -- Williams Communications Group, Inc. (NYSE: WCG) today reported unaudited fourth-quarter revenues of $524 million, pushing its annual revenues to more than $2 billion for the first time. This growth in revenue was led by the network business, which saw 1999 capacity revenues more than double versus the prior year.

          Williams Communications, which is entering the final phase of its accelerated national fiber-optic network construction, reported an EBITDA loss of $50.7 million and a net loss of $74 million, or 16 cents per share, for the quarter ended Dec. 31.

          "The fourth quarter was significant on many fronts for our network business," said Howard Janzen, president and chief executive officer of Williams Communications. "We began the quarter with the largest initial financing in U.S. telecom history; we met all key construction milestones established as part of our accelerated network build-out, and we finished with our highest-ever quarterly network revenues, reflecting exceptionally strong demand for leased capacity.

          "In addition, we further strengthened our technology leadership in network capacity and throughput while announcing groundbreaking tests with companies like Corvis and Avici to establish new standards for speed and capacity on a national fiber-optic network."

OPERATIONAL HIGHLIGHTS FOR THE FOURTH QUARTER

          At the end of 1999, some 26,000 route miles of Williams Communications' Multi-Service Broadband Network(TM) was in place - approximately 24,000 miles of that network lit and linked to more than 100 cities across the United States. Along the network, 80 data centers have been completed, including "super centers" located in key markets and featuring 50,000 square feet or more of available rack space to accommodate rapidly increasing customer demand for co-location of equipment. The end-of-year 2000 objective is to complete a 33,000-route-mile network, featuring more than 150 carrier-class data centers connecting 125 major cities in the U.S.



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

          Reflecting an expanding market for carrier class customers, Williams Communications' book of business continued to build with major transactions announced during the fourth quarter. Intermedia Communications acquired a fully meshed high-speed backbone from Williams to support its nationwide Internet Protocol network. Prism Communication Services, Inc., signed a $130 million network and services agreement to support its integrated network services. Worldwide Fiber Inc. signed a $26.5 million agreement for fiber capacity and services. The trend of large transactions continued in January with multi-million dollar network agreements with Adelphia Business Solutions, Axient Communications, Inc., Teleglobe, Inc., and others.

          Continuing to push the technology frontier as the century ended, Williams Communications signed a three-year agreement with Ciena Corp. to deploy the market's first intelligent optical core switch. In separate contracts, Williams Communications also signed agreements during the fourth quarter to acquire Sycamore's intelligent optical network products; Sonus Networks' carrier-class packet telephony solution and Cisco Systems, Inc.'s, private line gateway.

         Also in the final quarter of 1999, Williams Communications rolled out several new services to provide its customers a competitive edge. Among these were a suite of voice and Internet protocol products and the industry-leading Williams Optical Wave Service(TM). This ability to lease individual wavelengths provides customers an important alternative to dark fiber and capacity services.

FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER

          Unaudited network revenue of $120.5 million established a new benchmark, increasing $34.5 million or 40 percent versus the third quarter of 1999. Network EBITDA for the quarter was a loss of $29.4 million, essentially no change versus the third quarter. Contributing to the revenue increase was a $19 million increase in network traffic revenue, which totaled $82 million for the fourth quarter. Included in this total was the first full quarter of revenue from voice traffic, amounting to $11 million. Gross margins, excluding dark fiber sales, reflected a loss of $7.3 million in the quarter, an improvement from the third quarter of 1999. Selling, general and administrative expenses increased to $39 million, largely due to increased staffing to support the voice launch and the growth in data services.

         Williams Communications' solutions business reported a $25 million EBITDA loss for the quarter, largely reflecting several items outside normal operations. Revenue fell $4.5 million from the third quarter of 1999 as Y2K concerns prompted several customers to defer purchases of new systems and upgrades into the first quarter of 2000. Fourth-quarter items negatively impacting expenses included incremental costs associated with the conversion to new common operating and financial systems ($7.9 million), a greater provision for doubtful accounts ($10 million), and inventory valuation and commission adjustments ($5.4 million).

         The company's strategic investments group reported EBITDA of $3.7 million for the fourth quarter versus a third-quarter loss of $5.4 million. The improvement resulted from dividends received of $9.4 million from one of its cost-based international telecommunications investments.



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         Capital expenditures for the quarter were $680.4 million, including
$612.4 million related to the network build-out. Excluded from these totals is an additional $203 million spent through the company's asset defeasance program.

         For the year, Williams Communications' total 1999 revenues of $2 billion represent an increase of nearly 17 percent from the $1.7 billion recorded for all of 1998. The network business saw revenue more than double from $195 million for all of 1998 to $404 million in 1999.

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

         Williams Communications is North America's only exclusively carrier-focused fiber-optic network and the largest independent source of end-to-end integrated business communications solutions -- data, voice or video. Based in Tulsa, Okla., Williams Communications has 9,000 employees primarily in North America, with offices in Europe and Asia and investments in South America and Australia. Approximately 85 percent of WCG stock is held by Williams (NYSE:WMB), which in 1985 became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry.

         Additional information, including detailed fourth-quarter financial data, is available at www.williams.com and www.williamscommunications.com.

                                       ###

EBITDA represents earnings before interest, income taxes, depreciation and amortization and other non-recurring or non-cash items, such as equity earnings or losses and minority interest.

All trademarks are the property of their respective owners. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

This news release is not an offer to sell, nor the solicitation of an offer to buy, any securities. Any offer will be made only by means of a prospectus registered with the Securities and Exchange Commission.



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FINANCIAL HIGHLIGHTS
(UNAUDITED)


                                                   Three months ended              Years ended
                                                       December 31,                December 31,
                                              ----------------------------  ---------------------------
(Thousands, except per-share amounts)             1999           1998           1999           1998
                                              -----------    -----------    -----------    -----------

Revenues                                      $   523,517    $   508,623    $ 2,022,996    $ 1,733,469

EBITDA                                        $   (50,666)   $   (71,353)   $  (126,082)   $   (82,973)
Loss from operations                          $   103,362)   $   (96,316)   $  (304,370)   $  (193,204)
Equity earnings (losses)                      $    (8,293)   $       121    $   (36,440)   $    (7,908)
Net loss                                      $   (74,023)   $   (79,885)   $  (359,701)   $  (185,729)
Basic and diluted loss per share:
     Net loss                                 $      (.16)   $      (.20)   $      (.87)   $      (.47)
     Weighted average
       shares outstanding                         463,615        395,435        412,620        395,435
Pro forma basic and diluted loss per share:
     Net loss                                          NA    $      (.17)   $      (.78)   $      (.40)
     Weighted average
       shares outstanding                              NA        463,539        463,539        463,539


EBITDA represents earnings before interest, income taxes, depreciation and amortization and other non-recurring or non-cash items, such as equity earnings or losses and minority interest. Included in the computation of the fourth quarter and year ended 1999 EBITDA are dividends received of $9.4 million from one of its cost-based international telecommunications investments. Excluded from the computation of the fourth quarter 1999 EBITDA are charges of $5.5 million in other expense related to exiting a venture in the strategic investments unit involved in providing wireless remote monitoring and meter reading equipment and related services to industrial and commercial customers and $1.7 million in other expense related to additional expenses related to the sale of our audio and video conferencing and closed-circuit broadcasting services businesses. Excluded from the computation of the year ended December 31, 1999 EBITDA are charges of $5.5 million discussed above, $28.4 million in other expense related to the sale of our audio and video conferencing and closed-circuit broadcasting services businesses and $2.6 million in selling, general and administrative expenses related to the impact of converting WMB options and shares to WCG options and shares in conjunction with the initial public offering. Excluded from the computation of the year ended December 31, 1998 EBITDA are charges of $23.2 million in other expense related to exiting a venture in Strategic Investments involved in the transmission of business information for news and educational purposes. EBITDA is used by management and certain investors as an indicator of a company's historical ability to service existing debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, or as an indicator of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.



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CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)



                                                   Three months ended              Years ended
                                                      December 31,                 December 31,
                                              --------------------------    --------------------------
(Thousands, except per-share amounts)             1999           1998           1999           1998
                                              -----------    -----------    -----------    -----------

REVENUES                                      $   523,517    $   508,623    $ 2,022,996    $ 1,733,469
Operating expenses:
   Cost of sales                                  415,664        398,793      1,572,744      1,294,583
   Selling, general and admin.                    156,068        161,460        558,652        489,173
   Provision for doubtful accounts                 11,262         16,139         28,390         21,591
   Depreciation and amortization                   36,099         24,963        132,437         87,081
   Other                                            7,786          3,584         35,143         34,245
                                              -----------    -----------    -----------    -----------
Total operating expenses                          626,879        604,939      2,327,366      1,926,673

LOSS FROM OPERATIONS                             (103,362)       (96,316)      (304,370)      (193,204)
Interest accrued                                  (78,096)        (7,434)      (136,730)       (18,650)
Interest capitalized                               23,767          1,678         39,518         11,182
Equity earnings (losses)                           (8,293)           121        (36,440)        (7,908)
Investing income                                   25,280            398         30,009          1,931
Dividends received from
   cost-based investments                           9,397            --           9,397            --
Minority interest in loss
   of subsidiaries                                 12,295         19,407         31,503         15,645
Other income (loss), net                              234            139           (359)           178
                                              -----------    -----------    -----------    -----------

Loss before income taxes                         (118,778)       (82,007)      (367,472)      (190,826)
Benefit for income taxes                           44,755          2,122          7,771          5,097
                                              -----------    -----------    -----------    -----------

NET LOSS                                      $   (74,023)   $   (79,885)   $  (359,701)   $  (185,729)
                                              -----------    -----------    -----------    -----------


Basic and diluted loss per share:
     Net loss                                 $      (.16)   $      (.20)   $      (.87)   $      (.47)
     Weighted average
       shares outstanding                         463,615        395,435        412,620        395,435

Pro forma basic and diluted loss per share:
     Net loss                                          NA    $      (.17)   $      (.78)   $      (.40)
     Weighted average
       shares outstanding                              NA        463,539        463,539        463,539
                                              -----------    -----------    -----------    -----------



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NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

1. BASIS OF PRESENTATION

In April 1999, Williams Communications Group, Inc. (WCG) filed a registration statement with the Securities and Exchange Commission for an initial equity offering along with a registration statement for high yield public debt. The registration statements were declared effective in September, 1999. Proceeds from the offerings were received in October, 1999 and consisted of approximately $1.94 billion from the high yield offering and approximately $1.48 billion from the equity offering. Included in the equity offering proceeds are amounts from concurrent investors including SBC Communications of $438.5 million for a 4.36% ownership in WCG, $200 million from Intel for a 2.0% ownership in WCG and $100 million from Telephonos de Mexico for a 1.0% ownership in WCG. The remaining equity proceeds received represent a 7.34% ownership. The Williams Companies, Inc. retained an 85.3% ownership. The proceeds from the equity and high yield offerings are to be used primarily to develop and light the Williams Network and repay portions of debt. In addition, the proceeds will be used to fund operating losses, for working capital and for general corporate purposes.

In connection with the equity offering, WCG converted its existing 1,000 shares of common stock outstanding to 395,434,965 shares of newly created class B common stock. The equity offering sold 68,104,451 class A common shares. Pro-forma per share data is presented for the three months ended December 31, 1998 and the years ended December 31, 1999 and 1998, giving effect to 463,539,416 shares of capital stock outstanding after the equity offering and concurrent investments discussed above which occurred in October, 1999.

WCG is organized into three operating segments as follows: (1) Network, which includes fiber optic construction, transmission and management services, (2) Solutions, which includes distribution and integration of communications equipment for voice and data networks, (3) Strategic Investments, which includes Vyvx services (video, advertising distribution, and other multimedia transmission services via terrestrial and satellite links for the broadcast industry), audio and video conferencing services and closed circuit video broadcasting services for businesses (See note 3 below) and investments in domestic and foreign communications companies.

2. SEGMENT REVENUES AND LOSS

Segment revenues and loss for the three months and years ended December 31, 1999 and 1998 are as follows:

THREE MONTHS ENDED
DEC. 31, 1999                                                    Strategic
(thousands)                             Network     Solutions   Investments  Eliminations   Total
                                       ---------    ---------   -----------  ------------  ---------

Segment revenues                       $ 120,541    $ 354,547    $  59,118    $ (10,689)   $  523,517
                                       ---------    ---------    ---------    ---------    ----------

Segment loss:
   Loss from operations                  (45,350)     (38,712)     (19,300)        --        (103,362)
   Equity earnings(losses)                 1,109         --         (9,402)        --          (8,293)
   Add back-allocated
     charges from parent                     999        1,920          297         --           3,216
                                       ---------    ---------    ---------    ---------    ----------
TOTAL SEGMENT LOSS                     $ (43,242)   $ (36,792)   $ (28,405)   $    --      $ (108,439)
                                       =========    =========    =========    =========    ==========

THREE MONTHS ENDED
DEC. 31, 1998
(thousands)
Segment revenues                       $ 109,408    $ 350,415    $  61,417    $ (12,617)   $  508,623

Segment loss:
   Loss from operations                   (1,180)     (68,189)     (26,947)        --         (96,316)
   Equity earnings                          --           --            121         --             121
   Add back-allocated
    charges from parent                      225        1,033          301         --           1,559
                                       ---------    ---------    ---------    ---------    ----------
TOTAL SEGMENT LOSS                     $    (955)   $ (67,156)   $ (26,525)   $    --      $  (94,636)
                                       =========    =========    =========    =========    ==========



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

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

2. SEGMENT REVENUES AND LOSS (continued)


YEAR ENDED DEC.31,1999                                                Strategic
(thousands)                              Network       Solutions     Investments    Eliminations      Total
                                       -----------    -----------    -----------    ------------   -----------

Segment revenues                       $   403,964    $ 1,406,043    $   256,564    $   (43,575)   $ 2,022,996

Segment loss:
   Loss from operations                   (134,560)       (72,750)       (97,060)          --         (304,370)
   Equity earnings(losses)                   1,236           --          (37,676)          --          (36,440)
   Add back-allocated
   charges from parent                       3,827          8,198          1,162           --           13,187
                                       -----------    -----------    -----------    -----------    -----------
TOTAL SEGMENT LOSS                     $  (129,497)   $   (64,552)   $  (133,574)   $      --      $  (327,623)
                                       ===========    ===========    ===========    ===========    ===========


YEAR ENDED DEC.31,1998
(thousands)

Segment revenues                       $   194,936    $ 1,367,404    $   221,410    $   (50,281)   $ 1,733,469

Segment loss:
   Loss from operations                    (27,716)       (58,966)      (106,522)          --         (193,204)
   Equity losses                              --             --           (7,908)          --           (7,908)
   Add back-allocated
    charges from parent                      1,409          8,435          1,810           --           11,654
                                       -----------    -----------    -----------    -----------    -----------
TOTAL SEGMENT LOSS                     $   (26,307)   $   (50,531)   $  (112,620)   $      --      $  (189,458)
                                       ===========    ===========    ===========    ===========    ===========


3. ASSET SALES AND WRITE-OFFS

Included in the fourth quarter of 1999 in other operating expenses as part of Strategic Investments' segment loss is a $5.5 million loss related to management's decision to exit a business involved in providing wireless remote monitoring and meter reading equipment and related services to industrial and commercial customers. The loss consists of $4.7 million of writing off the net assets of the business and exit costs of $.8 million consisting of $.4 million of contractual obligations and $.4 million of employee-related costs.

During the second quarter of 1999, management determined that the businesses within Strategic Investments that provided audio and video conferencing services and closed circuit video broadcasting services for businesses were held for sale. On June 30, 1999, WCG signed an agreement, which closed effective July 31, 1999, with Genesys S.A. to sell its business which provides audio and video conferencing services. In addition on July 31, 1999, WCG signed and closed an agreement with Cyberstar L.P. to sell its business which provides closed circuit video broadcasting services for businesses. The proceeds from these transactions totaled approximately $50 million. WCG recognized a pre-tax loss of $28.4 million, including an additional $1.7 million in the fourth quarter of 1999, consisting of a $24.4 million impairment of the assets to fair value based on the net sales proceeds and exit costs of $3.9 million consisting of $3.6 million of contractual obligations and $.3 million of employee-related costs related to the sales of businesses. These transactions resulted in an income tax provision of approximately $7.9 million, which reflects the impact of goodwill not deductible for tax purposes. Loss from operations related to the assets for the three months ended December 31, 1998 was $7.8 million, and loss from operations for the years ended December 31, 1999 and 1998 was $10.2 million and $22.6 million, respectively.

Included in the third quarter of 1998 in other operating expenses as part of Strategic Investments' segment loss is a $23.2 million loss related to abandoning an investment in a venture involved in the technology and transmission of business information for news and educational purposes. The loss occurred as a result of WCG's re-evaluation and decision to exit the venture as WCG decided against making further investments in the venture. WCG abandoned its entire ownership interest in the venture in 1998. The loss primarily consisted of $17.0 million from writing off the entire carrying amount of the investment and $5.0 million from the



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recognition of contractual obligations that will continue after the abandonment.
WCG's share of losses from the venture accounted for under the equity method was $3.7 million for the year ended December 31, 1998.

4. RECENT ACCOUNTING STANDARDS

In June 1999, The Financial Accounting Standards Board (the FASB) issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, dark fiber is considered integral equipment and accordingly title must transfer to a lessee in order for a lease transaction to be accounted for as a sales type lease. After June 30, 1999, the effective date of FASB Interpretation No. 43, sales type lease accounting is no longer appropriate for dark fiber leases and therefore these transactions will be accounted for as operating leases unless title to the fibers under lease transfers to the lessee or the agreement was entered into prior to June 30, 1999.


OPERATING STATISTICS
(UNAUDITED)                                                                 At December 31,
                                                                         1999             1998
                                                                      ---------        ---------
Planned route miles:
    Single fiber network route miles                                    9,700
    Other route miles wholly owned                                      9,500
    Route miles under the asset defeasance program                      3,270
    Route miles jointly owned                                           1,520
    Route miles through dark fiber rights                               9,130
                                                                     --------           -------
Total planned route miles                                              33,120
                                                                     ========           =======
Planned retained fiber miles                                          400,000
Route miles in operation                                               20,223            16,260
Route miles lit                                                        23,713            16,705
Cable miles in the ground                                              25,679            18,671

Route miles are actual miles of the path over which fiber optic cable is installed.

Planned route miles are the total route miles that we expect the Williams network to traverse upon completion.

Single fiber network route miles are the route miles traversed by the single fiber optic strand that Williams excluded from the sale of its original network to LDDS in 1995.

Other route miles wholly owned are those other route miles that we wholly own or will wholly own and either have constructed or plan to construct along our rights of way. Rights of way are rights to install fiber optic cable along routes owned by other parties.

Route miles under our asset defeasance program are those route miles that we are in the process of constructing over our rights of way under our asset defeasance program, and which we will lease upon completion. The asset defeasance program provides cash which we may use, as agent for a trust, to buy and install fiber optic cable and equipment in order to construct portions of our network.

Route miles jointly owned are those route miles which we jointly own or will jointly own.

Route miles through dark fiber rights are those route miles over which we plan to obtain rights in dark fiber.

Planned retained fiber miles are those fiber miles of our completed network that we expect to retain for our use in serving our customers. Fiber miles are calculated by multiplying the route miles traversed over a given segment by the number of fibers contained within that segment.



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